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                                                                       EXHIBIT 5

                       [LETTERHEAD OF STANLEY S. STROUP]



                                January 10, 1995


Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota  55479-1000


Ladies and Gentlemen:

       In connection with the proposed registration under the Securities Act of 1933, as amended, of 10,545,794 shares of the common stock (the "Shares"), par value $1 2/3 per share, of Norwest Corporation (the "Corporation"), a Delaware corporation, which are proposed to be issued by the Corporation in connection with the mergers contemplated by the Agreement and Plan of Reorganization dated as of December 7, 1994 among the Corporation, Directors Mortgage Loan Corporation, Directors Insurance Service and Stan-Shaw Corporation (the "Mergers"), I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

       1. The Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

       2. All necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares in connection with the Mergers, and, when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid, and nonassessable.

       I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,


                                 /s/ Stanley S. Stroup